
                                                                     Exhibit 2.1

                             DISTRIBUTION AGREEMENT

                                  by and among

                                CSX CORPORATION,

                            CSX TRANSPORTATION, INC.,

                          CSX RAIL HOLDING CORPORATION,

                       CSX NORTHEAST HOLDING CORPORATION,

                           NEW YORK CENTRAL LINES LLC,

                          NORFOLK SOUTHERN CORPORATION,

                        NORFOLK SOUTHERN RAILWAY COMPANY,

                             PENNSYLVANIA LINES LLC,

                                  CONRAIL INC.,

                            GREEN ACQUISITION CORP.,

                         CONSOLIDATED RAIL CORPORATION,

                                CRR HOLDINGS LLC,

                                 NYC NEWCO, INC.

                                       and

                                 PRR NEWCO, INC.

                            Dated as of July 26, 2004

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                                      TABLE OF CONTENTS
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                                         ARTICLE I

                                        DEFINITIONS

Section 1.1.  General...............................................................      2

                                         ARTICLE II

                           DISTRIBUTION AND RELATED TRANSACTIONS

Section 2.1   Transfer of Securities................................................      7

Section 2.2   Method of Transfer....................................................      8

Section 2.3   The Mergers...........................................................      8

Section 2.4   True Up...............................................................      9

Section 2.5   Equipment Obligation Agreements.......................................      9

Section 2.6   Debentures............................................................     10

Section 2.7   Tax Allocation Agreement..............................................     11

Section 2.8   Timing................................................................     11

Section 2.9   New Amendment to the 1997 Transaction Agreement.......................     11

                                        ARTICLE III

                                    ADDITIONAL COVENANTS

Section 3.1   Cooperation Prior to the Closing......................................     11

Section 3.2   Private Letter Rulings from the IRS...................................     12

Section 3.3   STB Approval..........................................................     12

Section 3.4   Cooperation Between the Parties Hereto................................     12

                                         ARTICLE IV

                                      INDEMNIFICATION

Section 4.1   CSX and CSXT Agreement to Indemnify...................................     13

Section 4.2   NSC and NSR Agreement to Indemnify....................................     13

Section 4.3   CRR Parent, Green Acquisition, CRR and CRC Agreement to Indemnify.....     14

Section 4.4   Procedure for Indemnification.........................................     15

Section 4.5   Contribution..........................................................     16

Section 4.6   Scope.................................................................     16

Section 4.7   Construction of Agreements............................................     16

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Section 4.8   Remedies..............................................................     17

                                    ARTICLE V

                                     CLOSING

Section 5.1   Closing...............................................................     17

Section 5.2   Conditions Precedent to the Closing...................................     17

Section 5.3   Further Assurances; Subsequent Transfers..............................     18

                                   ARTICLE VI

                        TERMINATION; AMENDMENTS; WAIVERS

Section 6.1   Termination...........................................................     19

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

Section 7.1   Representations and Warranties........................................     20

                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.1   Amendment.............................................................     21

Section 8.2   Extension; Waiver.....................................................     22

Section 8.3   Notices...............................................................     22

Section 8.4   Interpretation........................................................     23

Section 8.5   Entire Agreement......................................................     23

Section 8.6   Parties in Interest...................................................     23

Section 8.7   Governing Law.........................................................     23

Section 8.8   Counterparts..........................................................     23

Section 8.9   Assignment............................................................     24

Section 8.10  Severability..........................................................     24

Section 8.11  Survival..............................................................     24

Section 8.12  Confidentiality.......................................................     24

Section 8.13  Fees and Expenses.....................................................     25

Section 8.14  Jurisdiction and Forum................................................     25

                               EXHIBITS

Exhibit A     Equipment Obligation Agreements

Exhibit B     Equipment Obligation Agreements Amendments
Exhibit C     Related Agreements
Exhibit D     Form of Tax Allocation Agreement
Exhibit E     New Amendment to the 1997 Transaction Agreement

                             DISTRIBUTION AGREEMENT

            DISTRIBUTION AGREEMENT (this "Agreement"), dated as of July 26, 2004 by and among CSX CORPORATION, a Virginia corporation ("CSX"), CSX TRANSPORTATION, INC., a Virginia corporation and wholly-owned subsidiary of CSX, for itself and on behalf of its controlled Subsidiaries (collectively, "CSXT"), CSX RAIL HOLDING CORPORATION, a Delaware corporation and wholly-owned subsidiary of CSX ("CSX Rail"), CSX NORTHEAST HOLDING CORPORATION, a Delaware corporation and wholly-owned subsidiary of CSX ("CSX Northeast"), NORFOLK SOUTHERN CORPORATION, a Virginia corporation ("NSC"), NORFOLK SOUTHERN RAILWAY COMPANY, a Virginia corporation and a subsidiary of NSC, for itself and on behalf of its controlled Subsidiaries (collectively, "NSR"), CRR HOLDINGS LLC, a Delaware limited liability company ("CRR Parent"), GREEN ACQUISITION CORP., a Pennsylvania corporation and a wholly-owned Subsidiary of CRR Parent ("Green Acquisition"), CONRAIL INC., a Pennsylvania corporation and wholly-owned subsidiary of Green Acquisition, for itself and on behalf of its controlled Subsidiaries (collectively, "CRR"), CONSOLIDATED RAIL CORPORATION, a Pennsylvania corporation and wholly-owned subsidiary of CRR ("CRC"), NEW YORK CENTRAL LINES LLC, a Delaware limited liability company and a wholly-owned Subsidiary of CRC ("NYC"), PENNSYLVANIA LINES LLC, a Delaware limited liability company and wholly-owned subsidiary of CRC ("PRR"), NYC Newco, Inc., a Virginia corporation and wholly-owned subsidiary of CSXT ("NYC Newco"), and PRR Newco, Inc., a Virginia corporation and wholly-owned subsidiary of NSR ("PRR Newco").

            WHEREAS, the Board of Directors of CRR Parent has determined to transfer or cause to be transferred to CSX Rail and CSX Northeast all of CRR Parent's NYC Shares (as defined herein) and CSX Rail and CSX Northeast are willing to accept such transfer of all of CRR Parent's NYC Shares;

            WHEREAS, the Board of Directors of CRR Parent has determined to transfer or cause to be transferred to NSC all of CRR Parent's PRR Shares (as defined herein) and NSC is willing to accept such transfer of all of CRR Parent's PRR Shares;

            WHEREAS, the parties hereto have obtained private letter rulings from the Internal Revenue Service (the "Service") substantially to the effect that, among other matters, the transfers of all of the NYC Shares and the PRR Shares to CSX Rail and CSX Northeast and NSC, respectively, as contemplated by this Agreement (such transfers, the "Distribution"), qualify as tax-free transactions under the Code (as defined herein);

            WHEREAS, in order to undertake the transactions contemplated by this Agreement, the parties hereto have obtained the approval of the STB (as defined herein);

            WHEREAS, in order to undertake the transactions contemplated by this Agreement, the Board of Directors of CRC has further determined that it is appropriate and desirable, on the terms and subject to the conditions contemplated hereby, for CRC to seek the Secured Holders Required Consent (as defined herein), the Lease Consents (as defined herein) and the Debenture Holders Required Consent (as defined herein) to the transactions contemplated by this Agreement and to make the Exchange Offer (as defined herein);

            WHEREAS, in connection with the transactions contemplated hereby, the respective parties hereto shall enter into the Tax Allocation Agreement (as defined herein) and the New Amendment to the 1997 Transaction Agreement (as defined herein); and

            WHEREAS, the parties hereto have determined that it is desirable to set forth the principal transactions required to effectuate the Distribution and to set forth other matters relating to the relationship and the respective rights and obligations of the parties hereto prior to or following such transactions.

            NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Action" means any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any Governmental Entity or forum or authority having jurisdiction over the matter involving or related to the transactions contemplated by the Agreement.

            "Affiliate" means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with, the specified Person or any trust for the benefit of such Person or any entities controlled by such Person; provided that, for the purposes of
Article IV hereof (a) NYC shall be an affiliate of CSX and its Subsidiaries and not an affiliate of CRR, CRR Parent or NSC and their respective Subsidiaries,
(b) PRR shall be an affiliate of NSC and its Subsidiaries and not an affiliate of CRR, CRR Parent or CSX and their respective Subsidiaries, and (c) neither CSX, NSC nor their respective Subsidiaries shall be affiliates of CRR, CRR Parent or their respective Subsidiaries and vice versa.

            "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

            "Closing" shall have the meaning ascribed thereto in Section 5.1.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor United States federal tax statute. References to a specific section of the Code shall include a reference to the corresponding provisions of any such successor United States federal tax statute.

            "CSXT Merger" shall have the meaning ascribed thereto in Section 2.3(a).

            "Damages" means all assessments, losses, claims, damages, Liabilities, judgments, costs and expenses, including interest, penalties, attorneys' and consultants' fees and any legal or other expenses incurred in connection with investigating or defending any matter.

            "Debenture Cash Payments" means the cash payments to be made to the holders of the Debentures tendered and accepted in the Exchange Offer.

            "Debenture Consent Solicitation" shall have the meaning ascribed thereto in Section 2.6.

            "Debenture Holders Required Consent" means the consent of the holders of a majority of the aggregate principal amount of the Debentures voting together as a single class pursuant to the terms set forth in the Debenture Consent Solicitation.

            "Debentures" means the $550,000,000 principal amount of 9-3/4% debentures of CRC due June 15, 2020 and the $250,000,000 principal amount of 7-7/8% debentures of CRC due May 15, 2043 outstanding under the Indenture.

            "Distribution" shall have the meaning ascribed hereto in the recitals to this Agreement.

            "Distribution Date" shall have the meaning ascribed thereto in
Section 5.1.

            "Equipment Obligation Agreements" means the pass-through trust agreements, equipment trust agreements, lease agreements, trust indenture and security agreements and participation agreements and other related agreements pursuant to which the equipment trust certificates and pass-through certificates of CRC have been issued, and pursuant to which CRC has acquired rights in equipment and undertaken obligations in respect thereof, all as identified on Exhibit A hereto.

            "Equipment Obligation Agreements Amendments" shall have the meaning ascribed thereto in Section 2.5(a).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Exchange Offer" shall have the meaning ascribed thereto in Section 2.6.

            "Exchange Offer Expiration Date" means the expiration date of the Exchange Offer as such date may be extended pursuant to the terms of the Exchange Offer as described in the Registration Statement.

            "FMVs" means the fair market values of each of PRR and NYC.

            "Governmental Entity" means any federal, state, local or foreign court, administrative agency or commission or other governmental or regulatory authority or commission or any arbitration tribunal, including, without limitation, the Service and the STB.

            "Indemnifiable Losses" means, with respect to any claim by an Indemnified Party for indemnification pursuant to Article IV hereof, any and all Damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith) suffered by such Indemnified Party with respect to such claim.

            "Indemnified Party" means a Person who is entitled to indemnification under Article IV.

            "Indemnifying Party" means a Person who is required to indemnify another Person under Article IV.

            "Indenture" means the indenture, dated as of May 1, 1990, between CRC and the Trustee, pursuant to which the Debentures were issued, as such Indenture has been amended, modified or supplemented from time to time in accordance with its terms.

            "JP Morgan Chase" means J.P. Morgan Chase & Co.

            "Lease Consent Payments" shall have the meaning ascribed thereto in
Section 2.5.

            "Lease Consents" shall have the meaning ascribed thereto in Section 2.5(a).

            "Liabilities" means any and all debts, liabilities and obligations of any kind whatsoever, whether or not accrued, contingent or reflected on a balance sheet, known or unknown, absolute, determined, determinable or otherwise, including, without limitation, those arising under any law, rule, regulation, action, order or consent decree of any Governmental Entity or any judgment in any Action of any kind or award of any arbitrator of any kind and those arising under any contract.

            "Mergers" shall have the meaning ascribed thereto in Section 2.3(a).

            "New Amendment to the 1997 Transaction Agreement" means the amendment to the 1997 Transaction Agreement, to be entered into by and among CSX, CSXT, NSC, NSR, CRR and CRR Parent, in the form attached hereto as Exhibit E.

            "New Debentures" means collectively the NYC Newco Debentures and the PRR Newco Debentures proposed to be issued pursuant to the Exchange Offer, to be fully and unconditionally guaranteed by CSXT and NSR, respectively, and whose maturity dates, interest payment dates and interest rates are intended to be identical in all respects to the corresponding Debentures, except for the identity of the issuer and the aforementioned guarantees and the other terms, conditions and covenants provided in the NYC Newco Indenture and the PRR Newco Indenture, respectively, with such other changes as may be agreed to by CRC, CSXT, NSR, NSC and CSX.

            "Newco Shares" shall have the meaning ascribed thereto in Section 2.1(a).

            "1997 Transaction Agreement" means the Transaction Agreement, dated as of June 10, 1997, and as now in effect, by and among CSX, CSXT, NSC, NSR, CRR, CRC and CRR Parent.

            "NSR Merger" shall have the meaning ascribed thereto in Section 2.3(a).

            "NYC Allocated Liabilities" shall have the meaning ascribed thereto under the 1997 Transaction Agreement.

            "NYC Membership Interest" means all limited liability company interests of NYC.

            "NYC Newco Debentures" shall have the meaning ascribed thereto in
Section 2.6(c).

            "NYC Newco Indenture" means the indenture, to be dated as of the Distribution Date, by and among NYC Newco, CSXT (as guarantor), and The Bank of New York, as trustee, pursuant to which the NYC Newco Debentures are expected to be issued.

            "NYC Shares" shall have the meaning ascribed thereto in Section 2.1(a).

            "Person" includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

            "Prospectus" means any prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, and all other amendments and supplements to the prospectus included in any Registration Statement, including post-effective amendments and all material incorporated therein by reference.

            "PRR Allocated Liabilities" shall have the meaning ascribed thereto under the 1997 Transaction Agreement.

            "PRR Membership Interest" means all limited liability company interests of PRR.

            "PRR Newco Debentures" shall have the meaning ascribed thereto in
Section 2.6(c).

            "PRR Newco Indenture" means the base indenture and a first supplemental indenture, to be dated as of the Distribution Date, by and among PRR Newco, NSR (as guarantor) and The Bank of New York, as trustee, pursuant to which the PRR Newco Debentures are expected to be issued.

            "PRR Shares" shall have the meaning ascribed thereto in Section 2.1(a).

            "Registration Statement" means the registration statement(s) filed by certain of the parties hereto, including NYC Newco and PRR Newco, to register under the Securities Act the New Debentures and the corresponding guarantees pursuant to the Exchange Offer, including the Prospectus which is part of such Registration Statement, amendments (including post-effective amendments) and supplements to such Registration Statement and all exhibits and appendices to any of the foregoing.

            "Related Agreements" means those new agreements and amended agreements, as set forth in Exhibit C, as shall be necessary and appropriate under the Equipment Obligation Agreements or the Equipment Obligation Agreements Amendments to provide payment flows to CRC after the Distribution to enable CRC to satisfy its ongoing obligations under the Equipment Obligation Agreements.

            "Rulings" shall have the meaning ascribed thereto in Section 3.2.

            "SEC" means the Securities and Exchange Commission.

            "Secured Cash Payments" means the cash payments to be made to holders of equipment trust certificates and pass-through certificates set forth in Part I, Sections I and II in Exhibit A hereto who consent in the Secured Holders Consent Solicitation.

            "Secured Holders Consent Solicitation" shall have the meaning ascribed thereto in Section 2.5(a).

            "Secured Holders Required Consent" means the consent of the holders of a majority of the aggregate principal amount of each issue of equipment trust certificates and each issue of pass-through certificates set forth in Part I, Sections I and II in Exhibit A hereto pursuant to the terms set forth in the Secured Holders Consent Solicitation.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Service" shall have the meaning ascribed thereto in the recitals to this Agreement.

            "STB" means the Surface Transportation Board or, if there shall be no Surface Transportation Board, any federal agency which is charged with the function of approving combinations by rail carriers or persons controlling them, or of other arrangements between such rail carriers, and granting exemptions from other laws with respect thereto or regulating other specific functions with respect to the context in which such term is employed or any successor entity thereof.

            "Subsidiary" means, when used with reference to a specified Person, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries or by such Person and one or more of its subsidiaries; provided that CRR Parent and any Person in which CRR Parent owns, directly or indirectly, an interest (it being assumed for the purposes of this Agreement that CRR Parent does not own, directly or indirectly, an interest in either CSX or NSC) shall not be considered a subsidiary of either CSX or NSC for purposes of this Agreement; provided further that, for purposes of Article

IV hereof (a) NYC shall be deemed a subsidiary of CSX and not a subsidiary of CRR, CRR Parent or NSC, and (b) PRR shall be deemed a subsidiary of NSC and not a subsidiary of CRR, CRR Parent or CSX.

            "Supplemental Indenture" means the supplemental indenture to be dated as of the Distribution Date, between CRC and the Trustee which is expected to set forth the changes delineated in the Debenture Consent Solicitation, with such further amendments as may be agreed by CRC, NSC, CSXT, NSR and CSX as necessary or appropriate to permit the consummation of the Distribution and the other transactions provided herein.

            "Tax Allocation Agreement" means the Tax Allocation Agreement to be entered into by and among the parties hereto, substantially in the form attached hereto as Exhibit D.

            "Third Party Claim" shall have the meaning ascribed thereto in
Section 4.4(b).

            "Transfer" means to assign, convey, transfer and deliver.

            "True Up" shall have the meaning ascribed thereto in Section 2.4.

            "Trustee" means The First National Bank of Chicago or any successor thereto, as trustee pursuant to the Indenture.

                                   ARTICLE II

                      DISTRIBUTION AND RELATED TRANSACTIONS

            Section 2.1 Transfer of Securities. Until the Closing, NYC Newco and PRR Newco shall conduct no business and shall have no assets or liabilities, except as expressly provided for in this Agreement. Upon the terms and subject to the conditions set forth herein, on the Distribution Date, the following shall occur at substantially the same point in time:

                  (a) CRC shall Transfer the NYC Membership Interest and the PRR Membership Interest to NYC Newco and PRR Newco, respectively, in exchange for
(i) the issuance by NYC Newco and PRR Newco of shares of common stock, par value $.01 per share, of each of NYC Newco (the "NYC Shares") and PRR Newco (the "PRR Shares," collectively with the NYC Shares, the "Newco Shares"), respectively, which, after giving effect to such issuances, will represent 99.9% of each of the NYC Shares and the PRR Shares then issued and outstanding, (ii) the New Debentures issued to CRC by each of NYC Newco and PRR Newco, respectively and
(iii) the assumption of certain liabilities, including equipment obligations, by each of NYC Newco and PRR Newco,

                  (b) CRC shall then Transfer the Newco Shares to CRR,

                  (c) CRR shall then Transfer the Newco Shares to Green Acquisition,

                  (d) CRC shall exchange the New Debentures and the Debenture Cash Payments for the Debentures pursuant to the Exchange Offer (as provided below),

                  (e) Green Acquisition shall then Transfer the Newco Shares to CRR Parent,

                  (f) CRR Parent shall then Transfer the NYC Shares to CSX Rail and CSX Northeast, and the PRR Shares to NSC,

                  (g) CSX Rail and CSX Northeast shall then Transfer the NYC Shares to CSX, which shall in turn Transfer the NYC Shares to CSXT,

                  (h) NSC shall then Transfer the PRR Shares to NSR,

                  (i) PRR shall be merged into PRR Newco and NYC shall be merged into NYC Newco, and

                  (j) PRR Newco shall be merged into NSR and NYC Newco shall be merged into CSXT.

            Section 2.2 Method of Transfer. The parties hereto agree that the Transfers of the securities contemplated pursuant to Section 2.1 hereof shall be effected by delivery by the transferor to the transferee of such good and sufficient instruments of assignment, conveyance, transfer and delivery, in form and substance reasonably satisfactory to CRC, CSX and NSC, as the case may be, as shall be necessary to vest in the transferee good title thereto, free and clear of any lien, encumbrance, security interest, claim or other restriction on title or transfer whatsoever and without any liability attaching thereto.

            Section 2.3 The Mergers.

                  (a) On the Distribution Date, immediately following the consummation of the Distribution and the transfers described in Sections 2.1(e),
(f), (g) and (h), the parties shall file or cause to be filed Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia providing for (a)(i) PRR to be merged with and into PRR Newco and (ii) PRR Newco to be then merged with and into NSR and (b)(i) NYC to be merged with and into NYC Newco and (ii) NYC Newco to be then merged with and into CSXT, in accordance with the provisions of the Code of Virginia. The separate corporate existence of each of (i) PRR and PRR Newco and (ii) NYC and NYC Newco shall thereupon cease and each of NSR and CSXT, respectively, shall be the surviving entity. The transactions contemplated by this Section 2.3 are sometimes herein referred to as the "Mergers" and separately as the "NSR Merger" and the "CSXT Merger," respectively.

                  (b) By virtue of the Mergers and without any action on the part of the holders thereof, the equity interests of NSR and CSXT outstanding immediately prior to the Mergers shall automatically become an equal number of equity interests of NSR and CSXT, respectively, as the respective surviving corporation in the Mergers, and the equity interests of PRR, PRR Newco, NYC and NYC Newco outstanding immediately prior to the Mergers shall be cancelled. Accordingly, the parties hereto acknowledge and agree that there will be no change in the respective capitalization of NSR and CSXT as a result of the Mergers.

            Section 2.4 True Up. (a) If there shall have been any condition, circumstance, event or occurrence occurring or existing, individually or in the aggregate, that has resulted or could result in a change in the percentage allocation to NYC of 42%, and to PRR of 58%, of the FMVs of NYC and PRR taken together, then NSC and CSX may, in their sole discretion, discuss the means and nature of the consideration to be paid or furnished such that the percentage allocation to NYC is 42% and the percentage allocation to PRR is 58%, after reviewing and analyzing the various applicable tax, financial and other business concerns, and may seek to mutually agree in their respective sole discretion upon such consideration that will permit an economically balanced solution acceptable to the parties, taking into account NSC's and CSX's ongoing ownership interest in CRC and CRR ("True Up"). The parties hereto agree that such True Up, if agreed to in their respective sole discretion, shall be consummated on the Distribution Date prior to the Distribution.

                  (b) If there shall not have been any condition, circumstance, event or occurrence occurring or existing that, individually or in the aggregate, has resulted or could result in a change in the percentage allocation to NYC of 42%, and to PRR of 58%, of the FMVs of NYC and PRR taken together, then NSC and CSX shall reconfirm in writing on or prior to the Distribution Date that (i) a True Up is not required, (ii) the percentage allocation of the FMVs to NYC is 42% and the percentage allocation of the FMVs to PRR is 58%, and (iii) it is the intent of the parties that responsibility for the Retained Liabilities will continue to be borne without change, indirectly, 42% by CSX and 58% by NSC. The parties hereto agree that as of the date of this Agreement the percentage allocation to NYC is 42% and the percentage allocation to PRR is 58%.

            Section 2.5 Equipment Obligation Agreements. The parties intend to seek the Secured Holders Required Consent and the Lease Consents in connection with, and to permit, the Distribution and certain of the other transactions contemplated hereby. The parties shall seek such consents on the terms and subject to the conditions set forth herein and/or on such other terms as may be agreed by CRC, NSC and CSX as necessary or appropriate in order to facilitate obtaining such consents, including without limitation, the amount of the Secured Cash Payments and any payments required to obtain the Lease Consents (the "Lease Consent Payments"). It is the intent of the parties that, in connection with obtaining such consents, following the Closing, CRC shall remain directly obligated with respect to all obligations evidenced by the Equipment Obligation Agreements and on the Distribution Date, the respective parties shall enter into the Equipment Obligation Agreements Amendments and the Related Agreements. In order to obtain the Secured Holders Required Consent and the Lease Consents, the parties shall undertake the following transactions:

                  (a) Prior to the Closing, on a timetable agreed by the parties to most expeditiously lead to the Closing, CRC, in consultation with NSC and CSX, shall (i) prepare a consent solicitation to seek the Secured Holders Required Consent, pursuant to which CRC will solicit consents (as amended from time to time, the "Secured Holders Consent Solicitation") to the amendments to the Equipment Obligation Agreements identified in Part I, Sections I and II of Exhibit B and/or such other amendments as may be agreed by CRC, NSC and CSX as necessary or appropriate to permit the consummation of the Distribution and the other transactions contemplated hereby and (ii) privately negotiate with the lessor and other counterparties to CRC's equipment leases identified in Part II of Exhibit B for their respective consents (the

"Lease Consents") to the amendments to the Equipment Obligation Agreements identified in Part II of Exhibit B and/or such other amendments as may be agreed by CRC, NSC and CSX as necessary or appropriate to effectuate the Distribution and the transactions related thereto (the amendments contemplated by clauses (i) and (ii) being collectively referred to herein as the "Equipment Obligation Agreements Amendments"). Subject to the satisfaction of the conditions set forth in Section 5.2 hereof, NSC and CSX shall ensure that CRC has sufficient cash to make, and CRC shall make, the Secured Cash Payments and the Lease Consent Payments at the Closing. CRC shall comply with all applicable laws or regulations in connection with the Secured Holders Consent Solicitation.

                  (b) Subject to the satisfaction of the conditions of Section
5.2 hereof, on the Distribution Date, (i) CRC, in consultation with CSX and NSC, shall execute and deliver the Equipment Obligation Agreements Amendments and may request any other applicable parties to execute the same and (ii) CRC, NSR, PRR Newco, CSXT and NYC Newco shall execute their respective Related Agreements and any ancillary agreements thereto. The parties agree to execute and deliver all reasonable and necessary opinions, officer's certificates and other documents in connection with the execution of the Equipment Obligation Agreements Amendments, the Related Agreements and any other ancillary agreements thereto.

            Section 2.6 Debentures. The parties intend to seek the Debenture Holders Required Consent in connection with, and to permit, the Distribution and certain of the other transactions contemplated hereby. It is the intent of the parties that, in connection with obtaining such consent, prior to the Closing, CRC will conduct a consent solicitation to seek the Debenture Holders Required Consent (as amended from time to time, the "Debenture Consent Solicitation") and, in connection therewith, prior to the Closing, CSXT, NYC Newco, NSR, PRR Newco and CRC will conduct an offer to exchange New Debentures initially issued by each of NYC Newco and PRR Newco for the Debentures on the terms and subject to the conditions set forth herein and/or on such other terms as may be agreed by CRC, NSC and CSX as necessary or appropriate in order to facilitate obtaining the Debenture Holders Required Consent, including without limitation, the amount of the Debenture Cash Payments (the "Exchange Offer"). The Exchange Offer shall be on the basis that each holder of Debentures accepting the New Debentures in exchange for such holder's Debentures must grant a consent in respect of the Debenture Holders Required Consent. In connection with the foregoing, the parties shall undertake the following transactions:

                  (a) Prior to the Closing, on a timetable agreed by the parties to most expeditiously lead to the Closing, CRC, in consultation with NSC and CSX, shall prepare a consent solicitation, which consent solicitation shall form part of the Registration Statement, to seek the Debenture Holders Required Consent in connection with the Distribution and certain other transactions contemplated hereby and to the execution of the Supplemental Indenture. CRC shall comply with all applicable laws or regulations in connection with the Debenture Consent Solicitation.

                  (b) Subject to the satisfaction of the conditions set forth in
Section 5.2 hereof, on the Distribution Date, CRC shall execute and deliver the Supplemental Indenture and such other necessary documents and request the Trustee to execute the same. The parties agree to execute and deliver all reasonable and necessary opinions, officer's certificates and other documents in connection with the execution of the Supplemental Indenture.

                  (c) Prior to the Closing, on a timetable agreed by the parties to most expeditiously lead to the Closing, CSXT, NYC Newco, NSR, PRR Newco and CRC will promptly prepare and cause to be filed with the SEC, Registration Statements offering to exchange for each $1,000.00 principal amount of each series of the Debentures $580.00 principal amount of the corresponding series of New Debentures to be issued by PRR Newco (the "PRR Newco Debentures") and $420.00 principal amount of the corresponding series of New Debentures to be issued by NYC Newco (the "NYC Newco Debentures"), subject to the treatment of fractional interests. The PRR Newco Debentures shall be fully and unconditionally guaranteed by NSR and the NYC Newco Debentures shall be fully and unconditionally guaranteed by CSXT. CSXT and NSR shall execute and deliver the NYC Newco Indenture and the PRR Newco Indenture, respectively, setting forth their respective guarantee obligations on the Distribution Date and any other necessary documents ancillary thereto and shall request the respective trustees to execute the same. Upon completion of the mergers set forth in Section 2.1(j), the NYC Newco Debentures shall be assumed by and shall become the primary obligations of CSXT and the PRR Newco Debentures shall be assumed by and shall become the primary obligations of NSR. The respective guarantee obligations of CSXT and NSR shall automatically cease to exist upon completion of the mergers described in Section 2.1(j). Subject to the satisfaction of the conditions set forth in Section 5.2 hereof, NSC and CSX shall ensure that CRC has sufficient cash to make, and CRC shall make, the Debenture Cash Payments at the Closing. The Exchange Offer will be registered under the Securities Act on the appropriate form of Registration Statement and shall comply with all applicable rules and regulations under the Exchange Act and with all other applicable laws. As a result of such Exchange Offer and Debenture Consent Solicitation, the parties hereto agree to make such additional filings pursuant to the Securities Act or the Exchange Act as are necessary or appropriate. The parties shall also take all such action as may be necessary or appropriate under state securities or "Blue Sky" laws in connection with the transactions contemplated by this Agreement.

            Section 2.7 Tax Allocation Agreement. On or prior to the Distribution Date, the respective parties hereto shall execute and deliver the Tax Allocation Agreement.

            Section 2.8 Timing. All transactions to be consummated on the Distribution Date under this Agreement shall be consummated at substantially the same point in time at a single Closing.

            Section 2.9 New Amendment to the 1997 Transaction Agreement. On the Distribution Date, the respective parties hereto shall execute and deliver the New Amendment to the 1997 Transaction Agreement in the form attached hereto as Exhibit E.

                                  ARTICLE III

                              ADDITIONAL COVENANTS

            Section 3.1 Cooperation Prior to the Closing. As promptly as practicable after the date hereof and through the Distribution Date, the parties hereto shall use their reasonable best efforts to take all actions necessary or advisable to make effective as expeditiously as possible the transactions to be consummated on the Distribution Date, including cooperating in good faith and using reasonable best efforts to take, or cause to be taken, the actions set forth in Article II and this Article III.

            Section 3.2 Private Letter Rulings from the IRS. Prior to the Closing, CRR Parent, Green Acquisition, NSC and CSX shall use their reasonable best efforts to take all actions necessary or advisable to ensure that the private letter rulings obtained from the Service (collectively, the "Rulings") concerning certain aspects of the transactions contemplated hereby remain in full force and effect. Each of the parties hereto shall take all such further reasonable actions which, in such party's judgment, may ensure that the Rulings remain in full force and effect. All submissions to any Governmental Entity by any party hereto relating to such matters shall only be made after prior consultation with and approval by CSX, NSC and Green Acquisition (not to be unreasonably withheld or delayed) as to the form and substance of such submissions, in accordance with Section 3.4.

            Section 3.3 STB Approval. Prior to the Closing, the parties shall use their reasonable best efforts to take all actions necessary or advisable to ensure that the STB approval obtained for the consummation of the transactions contemplated by this Agreement remains in full force and effect. Each of the parties hereto shall take all such further reasonable action which, in such party's judgment, may ensure that the STB approval remains in full force and effect. All submissions to any Governmental Entity by any party hereto relating to such matters shall only be made after prior consultation with the other parties hereto and the approval by such other parties (not to be unreasonably withheld or delayed) to the form and substance of such submissions, in accordance with Section 3.4.

            Section 3.4 Cooperation Between the Parties Hereto. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties shall: (i) coordinate and cooperate with one another to prepare and distribute, if necessary, all documents described or referred to herein; (ii) provide each of the other parties with a reasonable opportunity to review and comment on any material related to the transactions contemplated by this Agreement prior to the filing or submission of such material to any Governmental Entity or other public use thereof, and no such material shall be filed with or submitted to any Governmental Entity or otherwise publicly utilized unless all parties hereto have approved (not to be unreasonably withheld or delayed) the contents of such material prior to such filing or submission; (iii) provide each of the other parties with copies of any such material as filed with or submitted to any Governmental Entity or third party (provided, however, that for purposes of this Section 3.4, "third party" shall not include a party's attorneys, accountants or other retained advisors) and provide all of the other parties with copies of any correspondence with any Governmental Entity or third party;
(iv) conduct no communications relating to the transactions contemplated by this Agreement with any Governmental Entity or third party, including meetings or conferences with personnel from such Governmental Entity or third party, whether in person, telephonically or otherwise, without notifying all other parties and giving such parties the opportunity to participate; and (v) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding anything contained in this

Agreement, the parties agree that no party shall be required to take any action or agree to any term or condition which in such party's reasonable judgment would materially adversely affect such party or materially decrease the proposed benefits to such party associated with the Distribution.

                                   ARTICLE IV

                                 INDEMNIFICATION

            Section 4.1 CSX and CSXT Agreement to Indemnify. Subject to the provisions of this Article IV, from and after the Distribution Date, CSX and CSXT shall jointly and severally indemnify, defend and hold harmless CRR Parent, NSC and their respective Affiliates and Subsidiaries and any director, officer, employee or agent of any of them from and against any and all Indemnifiable Losses asserted against, relating to, imposed upon or incurred by any such Person, directly or indirectly, by reason of or resulting from:

                  (a) the untruth or inaccuracy of any representation or warranty of CSX, CSXT or any of their respective Affiliates or Subsidiaries contained in or made pursuant to this Agreement or any of the Related Agreements;

                  (b) the breach or non-performance of any agreement of CSX, CSXT or any of their respective Affiliates or Subsidiaries contained in or made pursuant to this Agreement or any of the Related Agreements;

                  (c) the NYC Allocated Liabilities; and

                  (d) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the Registration Statement or any amendment thereof, the Secured Holders Consent Solicitation or the Exchange Offer (in each case as amended or supplemented if CSX, CSXT or their Affiliates or Subsidiaries shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that CSX and CSXT shall not be liable in respect of the foregoing indemnity to the extent that any such Indemnifiable Losses are caused by any untrue statement or omission or alleged untrue statement or omission made in any such document in reliance upon and in conformity with information furnished in writing on behalf of CRR Parent or any of its Affiliates or Subsidiaries or NSC or any of its Affiliates or Subsidiaries expressly for use therein.

            Section 4.2 NSC and NSR Agreement to Indemnify. Subject to the provisions of this Article IV, from and after the Distribution Date, NSC and NSR shall jointly and severally indemnify, defend and hold harmless CRR Parent, CSX and their respective Affiliates and Subsidiaries and any director, officer, employee or agent of any of them from and against any and all Indemnifiable Losses asserted against, relating to, imposed upon or incurred by any such Person, directly or indirectly, by reason of or resulting from:

                  (a) the untruth or inaccuracy of any representation or warranty of NSC, NSR or any of their respective Affiliates or Subsidiaries contained in or made pursuant to this Agreement or any of the Related Agreements;

                  (b) the breach or non-performance of any agreement of NSC, NSR or any of their respective Affiliates or Subsidiaries contained in or made pursuant to this Agreement or any of the Related Agreements;

                  (c) the PRR Allocated Liabilities; and

                  (d) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the Registration Statement or any amendment thereof, the Secured Holders Consent Solicitation or the Exchange Offer (in each case as amended or supplemented if NSC, NSR or their Affiliates or Subsidiaries shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that NSC and NSR shall not be liable in respect of the foregoing indemnity to the extent that any such Indemnifiable Losses are caused by any untrue statement or omission or alleged untrue statement or omission made in any such document in reliance upon and in conformity with information furnished in writing on behalf of CRR Parent or any of its Affiliates or Subsidiaries or CSX or any of its Affiliates or Subsidiaries expressly for use therein.

            Section 4.3 CRR Parent, Green Acquisition, CRR and CRC Agreement to Indemnify. Subject to the provisions of this Article IV, from and after the Distribution Date, CRR Parent, Green Acquisition, CRR and CRC shall jointly and severally indemnify, defend and hold harmless CSX, NSC and their respective Affiliates and Subsidiaries and any director, officer, employee or agent of any of them from and against any and all Indemnifiable Losses asserted against, relating to, imposed upon or incurred by any such Person, directly or indirectly, by reason of or resulting from:

                  (a) the untruth or inaccuracy of any representation or warranty of CRR Parent, Green Acquisition, CRR or CRC or any of their respective Affiliates or Subsidiaries contained in or made pursuant to this Agreement or any of the Related Agreements;

                  (b) the breach or non-performance of any agreement of CRR Parent, Green Acquisition, CRR or CRC or any of their respective Affiliates or Subsidiaries contained in or made pursuant to this Agreement or any of the Related Agreements; and

                  (c) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the Registration Statement or any amendment thereof, the Secured Holders Consent Solicitation or the Exchange Offer (in each case, as amended or supplemented if CRR Parent, Green Acquisition, CRR, CRC or their Subsidiaries shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that CRR Parent, Green Acquisition, CRR and CRC and any of their respective Subsidiaries shall not be liable in respect of the foregoing indemnity to the extent that any such Indemnifiable Losses are caused by any untrue statement or omission or alleged untrue statement or omission made in any such document in reliance upon and in conformity with information furnished in writing on behalf of CSX or any of its Affiliates and Subsidiaries or NSC or any of its Affiliates and Subsidiaries expressly for use therein.

            Section 4.4 Procedure for Indemnification.

                  (a) If any Action shall be threatened or instituted or any demand shall be asserted against any Indemnified Party in respect of which indemnification may be sought under the provisions of this Agreement, the Indemnified Party shall promptly cause written notice of the assertion of any such demand or Action of which it has knowledge to be forwarded to the Indemnifying Party. Such notice shall contain a reference to the provisions hereof or of such other agreement, instrument or certificate delivered pursuant hereto, in respect of which such Action or demand is being made. The Indemnified Party's failure to give the Indemnifying Party prompt notice shall not preclude the Indemnified Party from obtaining indemnification from the Indemnifying Party under this Article IV unless the Indemnified Party's failure has materially prejudiced the Indemnifying Party's ability to defend the demand or Action. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle, or compromise any Action or demand that is solely for money damages, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder and shall provide to the Indemnifying Party a written release from all liability in respect of such Action or demand.

                  (b) If the Indemnified Party seeks indemnification from the Indemnifying Party as a result of an Action or demand being made by a third party (a "Third Party Claim"), the Indemnifying Party shall have the right to promptly assume the control of the defense of any Action with respect to such Third Party Claim, including, at its own expense, employment by it of counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects not to assume the control of the defense of any such Third Party Claim (which shall be without prejudice to its right at any time to assume subsequently the control of such defense), the Indemnifying Party will nonetheless be entitled, at its own expense, to participate in such defense. The Indemnified Party may, in its sole discretion and, if the Indemnifying Party shall have assumed the control of the defense of the Action, at its own expense, employ counsel to represent it in the defense of the Third Party Claim, and in such event counsel for the Indemnifying Party shall cooperate with counsel for the Indemnified Party in such defense, provided that, if the Indemnifying Party shall have assumed the control of the defense of the Action, the Indemnifying Party shall direct and control the defense of such Third Party Claim or proceeding. Without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim. In addition, except as provided in the last sentence of
Section 4.4(a), whether or not the Indemnifying Party shall have assumed the defense of the Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the Indemnifying Party

(which consent shall not be unreasonably withheld or delayed), and the Indemnifying Party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an Indemnified Party without such prior written consent of the Indemnifying Party.

            Section 4.5 Contribution. If the indemnification provided for in Sections 4.1(d), 4.2(d) or 4.3(c) is unavailable to an Indemnified Party or insufficient to hold it harmless in respect of any Indemnifiable Losses (or Actions in respect thereof) referred to therein (other than through the failure of an Indemnified Party to follow the indemnification procedures set forth in
Section 4.4), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses (or Actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by each of the parties hereto from the transactions contemplated by this Agreement. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits of the transactions contemplated by this Agreement but also the relative fault of each of the parties hereto in connection with the untrue statements or omissions which resulted in such Indemnifiable Losses (or Actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by a party hereto and such party's relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Each of the parties agrees that it would not be just and equitable if contributions pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 4.5, each director of the parties hereto and each officer of the parties hereto who signed the Registration Statement, and each Person, if any, who controls any of the parties hereto within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act shall have the same rights to contribution as the applicable party to this Agreement.

            Section 4.6 Scope. Notwithstanding any other provisions of this
Article IV, the provisions of this Article IV shall not apply to any indemnification matters relating to taxes, all of which shall be governed exclusively by the Tax Allocation Agreement.

            Section 4.7 Construction of Agreements. Notwithstanding any other provision in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Article IV and the provisions of any other part of this Agreement or any exhibit or schedule hereto (other than the Tax Allocation Agreement), the provisions of this Article IV shall control, and in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Tax Allocation Agreement, the provisions of the Tax Allocation Agreement shall control.

            Section 4.8 Remedies.

                  (a) In no event shall any party be liable to the other parties for any consequential, indirect, incidental, punitive or other similar damages including but not limited to lost profits for any breach or default or any act or omission arising out of or in any way relating to this Agreement or the Related Agreements or the transactions contemplated herein or therein or any matter or theory concerning or relating to any of the foregoing under any form or theory of Action whatsoever whether in contract, tort or otherwise.

                  (b) The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnified Person of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

                                    ARTICLE V

                                     CLOSING

            Section 5.1 Closing. Upon the terms and subject to the conditions of this Agreement, the Distribution and the other transactions to occur at or prior to the closing (the "Closing") shall, if not previously consummated, be consummated at a time and location mutually agreed by the parties on the third Business Day following the first date on which all of the conditions set forth in Section 5.2 shall have been satisfied or waived, or at such other time, date and place as the parties shall agree (the "Distribution Date").

            Section 5.2 Conditions Precedent to the Closing. The respective obligations of the parties to effect the Distribution and the other transactions to occur on the Distribution Date shall be subject to the fulfillment or waiver (as provided below) on or prior to the Distribution Date of the following conditions:

                  (a) no preliminary or permanent injunction or other order or decree issued by a court of competent jurisdiction or any other legal restraint or prohibition which prevents the consummation of the Distribution shall be in effect and no statute, rule or regulation shall have been enacted by any Governmental Entity prohibiting the consummation of the transactions to occur on the Distribution Date;

                  (b) since the date of execution of this Agreement through the last Business Day immediately preceding the Exchange Offer Expiration Date, there shall not have been any condition, circumstance, event or occurrence occurring or existing that, individually or in the aggregate, has resulted or could result in a change in the percentage allocation to NYC of 42%, and to PRR of 58%, of the FMVs of NYC and PRR taken together, or in the event that such change has occurred, CSX and NSC shall have agreed on or prior to the Exchange Offer Expiration Date to a True Up in accordance with Section 2.4; provided, however, that this condition is for the sole benefit of each of CSX and NSC;

                  (c) (i) the Rulings from the Service referred to in Section
3.2 shall remain in full force and effect and (ii) there shall not have occurred any change in, or interpretation of, any law, IRS policy, IRS procedure, or facts that formed the basis of such Rulings (other than changes in the transactions that are agreed upon by the parties) that affects adversely or could affect adversely any significant aspect of the Rulings or the ability of NSC or CSX to rely on such Rulings;

                  (d) the STB approval referred to in Section 3.3 and obtained by the parties shall remain in full force and effect;

                  (e) CRC shall have obtained the Secured Holders Required Consent and the Lease Consents on terms no less favorable to CRC, CSX and NSC and their respective subsidiaries, or shall have received a decision of the STB on terms no less favorable to CRC, CSX and NSC and their respective subsidiaries than are as set forth in the Secured Holders Consent Solicitation and the Equipment Obligation Agreements, establishing that such consents are not necessary to the effectuation of the transactions contemplated hereby;

                  (f) CSXT, NYC Newco, NSR, PRR Newco and CRC shall have obtained the Debenture Holders Required Consent, or shall have received a decision of the STB, on terms no less favorable than are as set forth in the Debenture Consent Solicitation, establishing that such consents are not necessary to the effectuation of the transactions contemplated hereby;

                  (g) the parties shall have entered into the instruments of transfer and distribution and the other agreements contemplated herein;

                  (h) since the date of the filings made to the Service or the STB, there shall not have been any condition, circumstance, event or occurrence occurring or existing that, individually or in the aggregate, has resulted or could reasonably be expected to result in a material adverse effect on any of the parties hereto involving or relating to the Distribution and the other transactions to occur on the Distribution Date;

                  (i) each of the parties shall have delivered an officer's certificate to the other parties to the effect that (1) the representations and warranties of such party contained herein are true and correct in all material respects on the date hereof and as of the Distribution Date as if made on and as of the date hereof and as of the Distribution Date, (2) the conditions set forth in subparts (g) and (h) above are satisfied with respect to such party and (3) such party has satisfied in all material respects all covenants to be performed by such party hereunder at or prior to the Distribution Date; and

                  (j) the conditions to the Exchange Offer shall have been satisfied or jointly waived by CRC, CSXT and NSR.

            The conditions described in this Section 5.2, other than the conditions described in Section 5.2(j) above, may be asserted by either CSX or NSC regardless of the circumstances giving rise to any such condition and such conditions may only be waived by CSX and NSC acting jointly.

            Section 5.3 Further Assurances; Subsequent Transfers. Each of the parties hereto will execute and deliver such further instruments of transfer and distribution and will take such other actions as CRR, CSX or NSC or any of their respective Affiliates may reasonably request, at CRR's, CSX's or NSC's respective expense, in order to fully effectuate the purposes of this Agreement and to carry out the terms hereof. Without limiting the generality of the foregoing, at any time and from time to time after the Distribution Date, as CSX, CRR or NSC or any of their respective Affiliates may reasonably request, at CSX's, CRR's or NSC's respective expense, CRR Parent, Green Acquisition, CRR, NSR and CSX will execute and deliver such other instruments of transfer and distribution, and take such action as CSX, CRR or NSC or any of their respective Affiliates may reasonably deem necessary or desirable and in form and substance and upon terms and subject to the conditions acceptable to CSX, CRR or NSC, in order to more effectively transfer, convey and assign to: (i) NYC Newco and PRR Newco and to confirm NYC Newco's or PRR Newco's right, title to or interest in, the NYC Membership Interest and PRR Membership Interest, respectively, (ii) NSC and CSX Rail and CSX Northeast and to confirm NSC's and CSX Rail's and CSX Northeast's right, title to or interest in the PRR Shares and the NYC Shares, respectively, transferred pursuant to this Agreement, (iii) CRC that number of shares of common stock, par value $.01 per share, which represents 99.9% of the then issued and outstanding NYC Shares and PRR Shares and (iv) CRC that number of NYC Newco Debentures and PRR Newco Debentures in a combined aggregate principal amount equal to the aggregate principal amount of Debentures tendered in the Exchange Offer (subject to Section 2.4 and to the treatment of fractional interests, with NYC Newco Debentures equal to 42% and PRR Newco Debentures equal to 58% of such combined aggregate principal amount).

                                   ARTICLE VI

                        TERMINATION; AMENDMENTS; WAIVERS

            Section 6.1 Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date:

                  (a) by CRC, NSC or CSX at any time after September 30, 2004 if the Closing shall not have occurred by such date;

                  (b) by any of the parties if another party shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 5.2 and (2) cannot be or has not been cured within 30 days after such defaulting party has received written notice from the other parties;

                  (c) by any of the parties if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

                  (d) prior to the Exchange Offer Expiration Date, by any of the parties upon any condition for such party's benefit becoming incapable of satisfaction on or before the Exchange Offer Expiration Date.

            Any termination under this Section shall be effective upon delivery of a writing to such effect by the terminating party to all other parties. In the event of any such termination pursuant to this Section 6.1, no party shall have any liability of any kind to any other party;

provided, however, that Article IV and Section 8.13 shall survive such termination and remain in full force and effect.

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

            Section 7.1 Representations and Warranties. Each party hereto represents for itself (unless otherwise specified), as of the date hereof and as of the Distribution Date as follows:

                  (a) Organization and Good Standing. Such party is duly organized, validly existing and in good standing under its organizational documents and under the laws of the state in which such party is organized.

                  (b) Authority. Such party has full corporate power and authority to execute and deliver this Agreement, the Related Agreements and the Equipment Obligation Agreements Amendments, as applicable, and to consummate the transactions contemplated hereby and thereby. All corporate acts and other corporate proceedings required to be taken by or on the part of such party to authorize such party to execute, deliver and authorize the performance of this Agreement, the Related Agreements and the Equipment Obligation Agreements Amendments, as applicable, and the transactions contemplated hereby and thereby have been properly taken.

                  (c) Enforceability. This Agreement has been and each of the Related Agreements and the Equipment Obligation Agreements Amendments will be duly executed and delivered by such party, as applicable, and when duly executed and delivered by such party thereto (to the extent such agreement is not being entered into as of the date hereof), will constitute the legal, valid and binding obligation of such party enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application relating to or affecting enforcement of creditors' rights and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                  (d) No Violation. Except for (i) the required approval(s) by the STB, (ii) the filing required under the Securities Act with respect to the New Debentures and (iii) with respect to CRC, the Debenture Holders Required Consent, the Secured Holders Required Consent, the Lease Consents and the Equipment Obligation Agreements Amendments, the execution and delivery by such party of this Agreement, the Related Agreements and the Equipment Obligation Agreements Amendments and the consummation of the transactions contemplated hereby and thereby, as applicable, will not violate any applicable law, or conflict with, result in any breach of, constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give rise to any penalty, detriment or right of termination under the articles of incorporation or articles of association or bylaws, or such similar organizational documents, as applicable, or any material contracts to which such party is a party or by which it or its property or assets is bound, including with respect to CRC, any material commercial agreement or arrangement of CRC or its Subsidiaries.

                  (e) No Approvals. Except for (i) the required approval(s) by the STB, (ii) the filings required under the Securities Act with respect to the New Debentures, and (iii) with respect to CRC, the Debenture Holders Required Consent, the Secured Holders Required Consent, the Lease Consents and the Equipment Obligation Agreements Amendments, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity or third party is necessary for the consummation by such party of the transactions contemplated hereby, other than such filings, registrations, authorizations, consents or approvals which have been obtained or made, or if not obtained or made, will not, in the aggregate, materially adversely affect the ability of such party to consummate the transactions contemplated hereby.

                  (f) Information Supplied. None of the information supplied or to be supplied by such party specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or
(ii) the Exchange Offer or Secured Holders Consent Solicitation materials will, at the date such materials are first mailed to the applicable recipients and at the time the Exchange Offer and Secured Holders Consent Solicitation are consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (g) Allocation of Fair Market Values. (i) NSC has determined as of March 23, 2004, that the relative value of PRR is equal to 58% of the FMVs of NYC and PRR taken together, and that as of the date of execution of this Agreement there has not been any condition, circumstance, event or occurrence occurring or existing since March 23, 2004 that, individually or in the aggregate, has resulted in a change in the percentage allocation to NYC of 42%, and to PRR of 58%, of the FMVs of NYC and PRR taken together.

                        (ii) CSX has determined as of May 4, 2004, that the relative value of NYC is equal to 42% of the FMVs of NYC and PRR taken together, and that as of the date of execution of this Agreement there has not been any condition, circumstance, event or occurrence occurring or existing since May 4, 2004 that, individually or in the aggregate, has resulted in a change in the percentage allocation to NYC of 42%, and to PRR of 58%, of the FMVs of NYC and PRR taken together.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            Section 8.1 Amendment. This Agreement may be amended by the parties at any time by an instrument in writing signed on behalf of each party.

            Section 8.2 Extension; Waiver. At any time prior to the Distribution Date the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

            Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by telecopy (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to CSX, CSXT, CSX Rail, CSX Northeast, NYC Newco, NYC or CRR Parent, to:

                        CSX Corporation
                        1331 Pennsylvania Avenue, NW
                        Suite 560
                        Washington, District of Columbia 20004-1703
                        Attention: Peter J. Shudtz
                        Telecopy number: 202-783-5929

                        CSX Transportation, Inc.
                        15th Floor, Speed Code C900
                        500 Water Street
                        Jacksonville, Florida 32202
                        Attention: Ellen M. Fitzsimmons
                        Telecopy number: 904-359-3597

                        with a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York 10019
                        Attention: Steven A. Cohen, Esq.
                        Telecopy number: 212-403-2000

                  (b) if to NSC, NSR, PRR Newco, PRR or CRR Parent, to:

                        Norfolk Southern Corporation
                        Three Commercial Place
                        Norfolk, Virginia 23510
                        Attention: General Counsel - Corporate
                        Telecopy number: 757-629-2816
                        with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        Four Times Square
                        New York, New York 10036-6522
                        Attention: Eric J. Friedman, Esq.
                        Telecopy number: 212-735-2000

                  (c) If to CRR or CRC, to:

                        Conrail Inc.
                        2001 Market Street
                        Philadelphia, Pennsylvania 19103
                        Attention: General Counsel
                        Telecopy number: 215-209-5020

All notices regarding matters requiring handling within thirty days will be given by overnight mail or confirmed telecopy.

            Section 8.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word "including" as used herein shall mean "including, without limitation," unless the context otherwise specifically requires.

            Section 8.5 Entire Agreement. This Agreement (including the exhibits hereto, the Tax Allocation Agreement, the Related Agreements and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

            Section 8.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and their respective successors and assigns and is not intended to confer upon any other Person any rights or remedies, except for the rights of an Indemnified Party as contemplated by Article IV.

            Section 8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

            Section 8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            Section 8.9 Assignment.

                  (a) Except as provided in Section 8.9(b), neither this Agreement (including the documents and instruments referred to herein) nor any of the rights, interests or obligations hereunder, shall be assigned by any party, except by operation of law, without the prior written consent of the other parties, which consent may be withheld at the sole discretion of the relevant party; provided, however, that the Mergers pursuant to Section 2.3 shall not require any consent and that, upon consummation of the Mergers, CSXT and NSR shall each succeed to and become bound by the terms and provisions of this Agreement that were applicable to (i) NYC Newco and NYC and (ii) PRR Newco and PRR, respectively.

                  (b) Any party, without the consent of the other parties, may assign all or any part of its rights and obligations under this Agreement to (i) any of its Subsidiaries or (ii) any successor in the event of a sale of all or substantially all its assets, liquidation or dissolution; if such assignee executes and delivers to the other parties hereto an agreement reasonably satisfactory in form and substance to such other party under which such assignee assumes and agrees to perform and discharge all the obligations and liabilities of the assigning party; provided that any such assignment shall not relieve the assigning party from the performance and discharge of such obligations and liabilities (it being understood by the parties that a consolidation or merger shall not be considered an assignment for purposes of this Section 8.9).

                  (c) Subject to the terms of this Section 8.9, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assignees.

            Section 8.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, such provision is to be intended to be ineffective only to the most limited extent possible in such context and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            Section 8.11 Survival. The representations, warranties, covenants and agreements made in this Agreement or in any officer's certificate delivered at the Closing shall survive the Distribution Date.

            Section 8.12 Confidentiality. Except as otherwise contemplated by this Agreement, including Sections 3.2 and 3.3 hereof, the parties shall hold, and shall cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its independent legal counsel, by other requirements of law, all information furnished it by another party or their respective representatives pursuant to this Agreement (except to the extent such information can be shown to have been (i) available to such Person on a non-confidential basis prior to its disclosure by the other Person, (ii) in the public domain through no fault of such Person or (iii) later lawfully acquired from other sources by the Person to which it was furnished), and no Person shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be bound by the provisions of this Section 8.12. In the event that a subpoena, discovery or other request is received that arguably calls for production or disclosure of such confidential information, the Person receiving such request must promptly notify in writing the Person whose information has been requested. The Person receiving such request shall provide the Person whose confidential information has been requested a reasonable opportunity to review such information and to assert any rights it may have with respect to the potential disclosure of such confidential information. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. Until the Distribution Date, no party hereto shall make any oral or written public statement, comment or press release with respect to the transactions contemplated by this Agreement except after prior consultation with and approval by the other parties hereto; provided, however, that in the case of disclosures required by law or applicable stock exchange requirements, the party making the required disclosure shall provide each of the parties a reasonable opportunity to review and comment on any material related to the transactions contemplated by this Agreement prior to the filing or submission of such material.

            Section 8.13 Fees and Expenses. Except as otherwise provided in this Agreement or the Tax Allocation Agreement, all costs and expenses incurred by each party hereto in connection with entering into this Agreement and the Tax Allocation Agreement and consummating such party's obligations hereunder and thereunder including, without limitation, investment banking, legal, accounting, audit and printing costs and expenses, shall be paid by the party incurring such costs and expenses. Notwithstanding the foregoing, unless otherwise agreed by NSC and CSX, CRC shall pay all of the costs and expenses, including the fees and expenses of counsel, accountants, investment bankers and other consultants and experts related to: (i) the petition for STB approval contemplated by Section
3.3 hereof; (ii) the Debenture Consent Solicitation and obtaining the consents contemplated hereby; and (iii) the Secured Holders Consent Solicitation and the solicitation of the Lease Consents and obtaining the consents contemplated thereby; and (iv) the Rulings; provided, however, that with respect to any joint counsel engaged in respect of subpart (i) herein and mutually acceptable to NSC and CSX, each in their respective sole discretion, the fees and expenses of such joint counsel shall be shared equally by NSC and CSX; provided further that, each of NSC and CSX shall be solely responsible for the fees and expenses of their respective legal counsel.

            Section 8.14 Jurisdiction and Forum. The parties agree that the appropriate and exclusive forum for any disputes between the parties arising out of this Agreement or the transactions contemplated hereby will be any state or federal court in the State of New York. Each party unconditionally and irrevocably waives any objections which it may have now or in the future to such jurisdiction including objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

                                   * * * * * *

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                   CSX CORPORATION

                                   By:         /s/ Peter J. Shudtz
                                      ------------------------------------------
                                      Name: Peter J. Shudtz
                                      Title: VP-Regulatory Affairs &
                                             Washington Counsel

                                   CSX TRANSPORTATION, INC.

                                   By:         /s/ Peter J. Shudtz
                                      ------------------------------------------
                                      Name: Peter J. Shudtz
                                      Title: Authorized Signatory

                                   CSX RAIL HOLDING CORPORATION

                                   By:         /s/ Peter J. Shudtz
                                      ------------------------------------------
                                      Name: Peter J. Shudtz
                                      Title: Authorized Signatory

                                   CSX NORTHEAST HOLDING CORPORATION

                                   By:         /s/ Peter J. Shudtz
                                      ------------------------------------------
                                      Name: Peter J. Shudtz
                                      Title: Authorized Signatory

                                   NORFOLK SOUTHERN CORPORATION

                                   By:         /s/ William J. Romig
                                      ------------------------------------------
                                      Name: William J. Romig
                                      Title: Vice President and Treasurer

                                   NORFOLK SOUTHERN RAILWAY COMPANY

                                   By:         /s/ William J. Romig
                                      ------------------------------------------
                                      Name: William J. Romig
                                      Title: Vice President and Treasurer







































                    [Distribution Agreement Signature Page]

                                   CONRAIL INC.

                                   By:         /s/ Joseph W. Rogers
                                      ------------------------------------------
                                      Name: Joseph W. Rogers
                                      Title: Assistant Treasurer

                                   CONSOLIDATED RAIL CORPORATION

                                   By:         /s/ Joseph W. Rogers
                                      ------------------------------------------
                                      Name: Joseph W. Rogers
                                      Title: Chief Financial Officer &
                                             Corporate Treasurer

                                   GREEN ACQUISITION CORP.

                                   By:         /s/ Peter J. Shudtz
                                      ------------------------------------------
                                      Name: Peter J. Shudtz
                                      Title: Vice President

                                   CRR HOLDINGS LLC

                                   By:         /s/ Peter J. Shudtz
                                      ------------------------------------------
                                      Name: Peter J. Shudtz
                                      Title: Vice President

                                   PENNSYLVANIA LINES LLC

                                   By:         /s/ William J. Romig
                                      ------------------------------------------
                                      Name: William J. Romig
                                      Title: Authorized Signatory

                                   NEW YORK CENTRAL LINES LLC

                                   By:         /s/ Peter J. Shudtz
                                      ------------------------------------------
                                      Name: Peter J. Shudtz
                                      Title: Authorized Signatory

                                   NYC NEWCO, INC.

                                   By:         /s/ Peter J. Shudtz
                                      ------------------------------------------
                                      Name: Peter J. Shudtz
                                      Title: Vice President





































                    [Distribution Agreement Signature Page]

                                   PRR NEWCO, INC.

                                   By:         /s/ William J. Romig
                                      ------------------------------------------
                                      Name: William J. Romig
                                      Title: Vice President and Treasurer














































































                    [Distribution Agreement Signature Page]